Exhibit 10.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”) is made as of April 23, 2004, among Curative Health Services, Inc., a Minnesota corporation (“Buyer”), Christopher J. York, an individual resident of              , in his capacity as representative of Sellers (“Sellers’ Representative”), and The Bank of New York, a New York banking corporation, as escrow agent (“Escrow Agent”).

Recitals

WHEREAS, Buyer and Sellers have entered into a Stock Purchase Agreement dated as of February 24, 2004 (the “Stock Purchase Agreement”) pursuant to which Buyer is acquiring over 90% of the issued and outstanding capital stock of Critical Care Systems, Inc., a Delaware corporation, from Sellers.  Capitalized terms used herein without definition will have the meanings assigned to such terms in the Stock Purchase Agreement.

WHEREAS, in order to provide a source of payment for the Price Adjustment Escrow Amount and the Indemnification Escrow Amount pursuant to the Stock Purchase Agreement, Buyer and Sellers have agreed, pursuant to Sections 2.3(b)(iii) and 2.3(b)(iv) of the Stock Purchase Agreement, that Buyer will deliver to the Escrow Agent the sum of $15,000,000 (the “Escrow Amount”), which amount is part of the Seller Estimated Common Share Purchase Price, to be held and disposed of by the Escrow Agent as provided in this Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Escrow Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Appointment of the Escrow Agent.  Buyer and Sellers’ Representative, on behalf of all of Sellers, appoint the Escrow Agent to serve as, and the Escrow Agent agrees to act as, escrow agent upon the terms and conditions of this Escrow Agreement.

2.             Deposit of the Escrow Amount.  At the Closing, in accordance with the terms of Section 2.3 of the Stock Purchase Agreement, Buyer will deposit the Escrow Amount in immediately available funds with the Escrow Agent to be held and disposed of as provided in this Escrow Agreement.  The funds and property held by the Escrow Agent hereunder, including any interest, dividends or gains earned thereon and any other earnings in respect thereof, are hereinafter called the “Escrow Fund.”  The Escrow Fund will be held in trust and will be used solely for the purposes and subject to the conditions set forth herein.  The Escrow Agent will hold the Escrow Fund in two separate accounts, the first to hold $2,500,000 of the amount deposited, together with any investment earnings thereon, representing a source of payment of Sellers’ obligations under Section 2.5 of the Stock Purchase Agreement (“Adjustment Escrow Account”), and the second to hold the remaining balance of the Escrow Fund, representing a source of payment of Sellers’ obligations under Section 11.2 of the Stock Purchase Agreement and, to the extent funds in the Adjustment Escrow Account are insufficient for its purpose, Sellers’ obligations under Section 2.5 of the Stock Purchase Agreement (“Indemnification Escrow Account” and, together with the Adjustment Escrow Account, the “Escrow Accounts”).

3.             Payments to Buyer from the Escrow Accounts.

(a)           Adjustment Escrow Account.  In the event that Buyer is owed any amount required to be paid by Sellers pursuant to Section 2.5 of the Stock Purchase Agreement (the “Price Adjustment”), Buyer will have the right to deliver a written notice (an “Adjustment Notice”) to the Escrow Agent (with a copy to Sellers’ Representative) which will set forth (i) the Price Adjustment, certifying that payment of such amount is due and that such amount (or any portion thereof) is to be paid from the Adjustment Escrow Account (to the extent of the funds available therein, and, if such funds are insufficient, from the Indemnification Escrow Account), and (ii) payment instructions.  On the tenth business day after receipt by the Escrow Agent of such Adjustment Notice, the Escrow Agent will pay the requested Price Adjustment (to the extent of funds available in the Adjustment Escrow Account, and, in the event funds therein are insufficient, from the Indemnification Escrow Account) to Buyer in immediately available funds according to Buyer’s instructions; provided, however, that if the Escrow Agent receives notice of a Contested Claim (as defined below) from Sellers’ Representative prior to the tenth business day following the date the Escrow Agent receives an Adjustment Notice, the Escrow Agent shall disburse all or portions of the amounts in accordance with Section 3(c).  To the extent Escrow Funds remain in the Adjustment Escrow Account following payment of such Price Adjustment or if no Price Adjustment is payable to Buyer, the Escrow Agent will pay the remaining funds in the Adjustment Escrow Account to the Sellers in accordance with instructions received from Sellers’ Representative pursuant to a Disbursement Notice to be given pursuant to Section 3(d) below.

(b)           Indemnification Escrow Account.  In the event that Buyer is owed any Damages required to be paid by Sellers pursuant to Section 11.2 of the Stock Purchase Agreement (the “Indemnification Amount”), Buyer will have the right (but not the obligation, except as otherwise stated in Sections 6.7, 11.2 and 11.5 of the Stock Purchase Agreement) to deliver a written notice (an “Indemnification Notice”) to the Escrow Agent (with a copy to Sellers’ Representative) which will set forth (i) the Indemnification Amount, certifying that payment of such amount is due and that such amount (or any portion thereof) is to be paid from the Indemnification Escrow Account, and (ii) payment instructions.  On the twenty-first business day after receipt by the Escrow Agent of such Indemnification Notice, the Escrow Agent shall pay to Buyer the Indemnification Amount in immediately available funds from the Indemnification Escrow Account in accordance with the payment instructions, provided, however, that if the Escrow Agent receives notice of a Contested Claim (as defined below) from Sellers’ Representative prior to the twenty-first business day following the date the Escrow Agent receives an Indemnification Notice, the Escrow Agent shall disburse all or portions of the amounts in accordance with Section 3(c).

(c)           Contested Claims.  Sellers’ Representative may contest a claim made under Section 3(a), 3(b) or 6 hereof, and Buyer may contest a claim under Section 3(d) hereof, if it reasonably believes there is a basis for disputing such claim, by giving prompt written notice (a “Contest Notice”) to the Escrow Agent and the Buyer or Sellers’ Representative, as the case may be, but in any event prior to the respective dates for payment by the Escrow Agent pursuant to an Adjustment Notice, Indemnification Notice, Disbursement Notice or Tax Distribution Notice, as the case may be (a “Contested Claim”).  Such Contest Notice shall set forth, in reasonable detail, each disputed item or amount and the basis of the disagreement.  Buyer and Sellers’

Representative first shall attempt in good faith to resolve all of the issues set forth in the Contest Notice prior to the twentieth day following the date of receipt by the Escrow Agent of a Contest Notice.  After such negotiation period, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse any portion of the Escrow Funds with respect to which all disputes have been resolved, and the Escrow Agent shall make such disbursements in accordance with such instructions.  In the event that Buyer and Sellers’ Representative cannot reach an agreement during such negotiation period, then the Escrow Agent shall not make any payment out of the applicable Escrow Account until such dispute is resolved.  If such dispute is resolved pursuant to judicial process, then upon receipt of a certificate from an officer of the Buyer or a certificate from Sellers’ Representative stating that such dispute has been finally resolved and attaching thereto a final and non-appealable judgment of a court of competent jurisdiction resolving such dispute and stating the amount of such judgment which remains unsatisfied, the Escrow Agent shall make such payment in accordance with such judgment and the provisions of Section 3 hereof.

(d)           Release of Adjustment Escrow Account.  In the event that Buyer is not owed any Price Adjustment or if there are Escrow Funds remaining in the Adjustment Escrow Account after the payment of any Price Adjustment to Buyer, Sellers’ Representative shall give a written notice (a “Disbursement Notice”) to the Escrow Agent (with a copy to Buyer) (i) instructing the Escrow Agent to disburse the balance of the Adjustment Escrow Account to the Sellers, and (ii) providing payment instructions with respect to amounts payable to the Sellers.  On the tenth business day following receipt of a Disbursement Notice, the Escrow Agent shall pay the remaining balance in the Adjustment Escrow Account in immediately available funds according to the instructions received from Sellers’ Representative, provided, however, that if the Escrow Agent receives notice of a Contested Claim (as defined above) from Buyer prior to the tenth business day following the date the Escrow Agent receives a Disbursement Notice, the Escrow Agent shall disburse all or portions of the amounts in accordance with Section 3(c) above.  Notwithstanding anything herein, on the day following the last day of the 18th calendar month after the date of this Escrow Agreement, the Escrow Agent will pay to either the Seller’s Representative or to Sellers, in accordance with written instructions received from the Sellers’ Representative, all of the remaining funds in the Adjustment Escrow Account less the amounts set forth in any pending Adjustment Notice which is the subject of an unresolved Contested Claim.

(e)           Release of Indemnification Escrow Account.  On the day following the last day of the 18th calendar month after the date of this Escrow Agreement, the Escrow Agent will pay to either the Sellers’ Representative or to Sellers, in accordance with written instructions received from the Sellers’ Representative, all of the remaining funds in the Indemnification Escrow Account less the amounts set forth in all pending Indemnification Notices, Adjustment Notices for Price Adjustments that exceed the Adjustment Escrow Account or Tax Distribution Notices, submitted on or prior to such date or Contested Claims (the “Reserved Amounts”).

(f)            Payment of Reserved Amounts.  In the event any payment made to Sellers under Section 3(e) is reduced by a Reserved Amount, then promptly following either (i) the final resolution of each Contested Claim under any such pending Indemnification Notice, (ii) the payment of the amounts set forth in such pending Indemnification Notice or (iii) the payment of the aggregate amounts set forth in any outstanding Adjustment Notices or Tax Distribution

Notices, the Escrow Agent will pay to Sellers’ Representative the amount, if any, by which the remaining balance of the Escrow Fund exceeds the aggregate remaining Reserved Amounts in respect of all outstanding Indemnification Notices, Adjustment Notices or Tax Distribution Notices.

4.             Termination.  This Escrow Agreement will terminate when the entire Escrow Fund has been distributed by the Escrow Agent pursuant to Section 0.  Sections 7(a), 7(b), 7(d), 7(e) and 8 shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

5.             Qualified Investments.  At the written direction of Buyer acting after consultation with Seller’s Representative delivered to the Escrow Agent, all or any part of the Escrow Account will be invested by the Escrow Agent in any one or more Qualified Investments.  As used herein, “Qualified Investment” will mean (i) cash, (ii) obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States of America with a maturity date of one year or less from the date of investment, (iii) money market funds registered under the Investment Company Act of 1940, as amended, which value their assets in accordance with Rule 2a-7 (or any successor rule) under such Act that invest solely in instruments that would be Qualified Investments hereunder, it being understood that limited maturity date of the underlying investment would not apply in this case, (iv) certificates of deposit with an investment term of six months or less from the date of investment with any bank or trust company organized under the laws of the United States of America or the laws of any state thereof which has a long term debt rating from Moody’s Investor’s Service, Inc. (“Moody’s”) of at least Aaa or from Standard & Poor’s Corporation (“S&P”) of at least AAA, (v) municipal or corporate bonds with a maturity date of six months or less from the date of investment and rated at least Aaa by Moody’s or AAA by S&P, and (vi) commercial paper with a maturity of not more than thirty days and rated at least P-1 by Moody’s or A-1 by S&P.  The Escrow Agent is authorized to sell on a commercially reasonable basis, any Qualified Investment purchased by it pursuant to this paragraph in order to provide cash to make any payment required or permitted to be made hereunder by the Escrow Agent.  The Escrow Agent will not be liable for any loss due to fluctuations in market rates resulting from a sale of Qualified Investments in accordance with the previous sentence or penalties incurred because of early redemption.  The Escrow Agent will hold any Qualified Investments purchased by it hereunder without any responsibility other than for the safe keeping thereof.

6.             Taxes.  Buyer will provide the Escrow Agent with a properly completed and executed IRS Form W-9.  The Sellers’ Representative or any Seller receiving a direct payment out of the Escrow Funds will provide any required W-8 or W-9 certifications to the Escrow Agent.  All interest or other income earned under the Escrow Agreement will be treated for U.S. federal, state and local income tax purposes as taxable to Buyer and will be reported as such by the Escrow Agent.  On or before each March 5th, Buyer will deliver to the Escrow Agent (with a copy to Sellers’ Representative) a written notice (each, a “Tax Distribution Notice”) that will set forth (i) the amount required to discharge Buyer’s United States federal, state and local income tax liabilities with respect to interest or other income earned during the preceding calendar year under this Escrow Agreement, taking into account all applicable deductions and credits (the “Net Tax Cost”) and (ii) payment instructions.  On the tenth business day following the date of receipt of such notice by the Escrow Agent, the Escrow Agent will pay to Buyer the Net Tax Cost in immediately available funds from the Escrow Fund, to the extent of the funds then available in the Escrow Fund; provided, however, that if the Escrow Agent receives notice of a Contested Claim (as defined above) from Sellers’ Representative prior to the tenth business day following the date the Escrow Agent receives a Tax Distribution Notice, the Escrow Agent shall disburse all or portions of the amounts in accordance with Section 3(c).  Ten business days prior to the final disbursement of funds from the Escrow Accounts and the termination of this Escrow Agreement under Section 4 hereof, Buyer will provide the Escrow Agent (with a copy to Sellers’ Representative) a Tax Distribution Notice setting forth an estimate of the Net Tax Cost from the end of the prior calendar year under this Escrow Agreement through the date of termination hereof and payment instructions.  The Escrow Agent will pay to Buyer such Net Tax Cost in immediately available funds from the Escrow Fund, to the extent of the funds then available therefor on the day of the final distribution hereunder; provided, however, that if the Escrow Agent receives notice of a Contested Claim (as defined above) from Sellers’ Representative prior to the tenth business day following the date the Escrow Agent receives a Tax Distribution Notice for such final Net Tax Cost, the Escrow Agent shall disburse all or portions of the amounts in accordance with Section 3(c).  All earnings of the Escrow Fund not distributed pursuant to a Tax Distribution Notice will remain part of the Escrow Fund to be applied and disbursed as provided herein.

7.             Concerning the Escrow Agent.  Buyer, on the one hand, and Sellers, on the other, will pay or have an affiliate pay the Escrow Agent upon execution of the Escrow Agreement a $1,500 Acceptance Fee and annual fees of $2,000 if all investments are in money market funds (or $6,000 if otherwise invested in Qualified Investments) for the services to be rendered hereunder and to pay or reimburse the Escrow Agent upon request for all reasonable expenses, disbursements and advances incurred or made by it in connection with carrying out its duties hereunder, including, without limitation, trading commissions and fees and reasonable attorney’s fees and expenses.  The Escrow Agent’s annual fee will not be pro-rated for any portion of a year the Escrow Agreement exists.  Buyer and Seller will each be responsible for 50% of amounts payable to the Escrow Agent pursuant to this Section 7(a) unless otherwise agreed by Buyer and Seller’s Representative.

(a)           Other than as provided in paragraph 7(a), Sellers’ Representative, on behalf of Sellers, and Buyer will jointly and severally indemnify and hold harmless the Escrow Agent and each director, employee, attorney, agent and affiliate of the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct or bad faith on the part of the Escrow Agent or breach by the Escrow Agent of the terms of this Escrow Agreement, arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability.  Notwithstanding the foregoing, as between Sellers’ Representative, on behalf of Sellers, and Buyer, any indemnity to be paid to the Escrow Agent pursuant to the preceding sentence will be borne 50% by Buyer and 50% by Sellers’ Representative, on behalf of Sellers severally and not jointly.  Escrow Agent may deduct from the Escrow Fund any such expenses, costs, disbursements or advances described in Section 7(a) or 7(b).

(b)           The Escrow Agent will prepare and deliver to Buyer and Sellers’ Representative within ten business days after the end of each calendar month prior to termination of this Escrow

Agreement a written account describing all transactions with respect to the Escrow Accounts during such calendar month.

(c)           The duties and responsibilities of the Escrow Agent under this Agreement will be determined solely by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities will be implied.

(d)           The Escrow Agent may act upon any instrument or other writing provided by a duly authorized officer of any of the parties hereto, believed by it in good faith to be genuine, and to be signed or presented by the proper person, and will not be liable in connection with the performance by it of its duties pursuant to the provisions of this Escrow Agreement, except for its own willful misconduct, gross negligence or breach by it of the express terms of this Escrow Agreement.

8.             Resignation of Escrow Agent; Appointment of Successor.  The Escrow Agent may at any time resign by giving 60 days’ prior written notice of resignation to Buyer and to Sellers’ Representative.  Buyer and Sellers’ Representative may at any time, with or without cause, jointly remove the Escrow Agent by giving 15 days’ prior written notice signed by Buyer and Sellers’ Representative to the Escrow Agent.  If the Escrow Agent will resign or be removed, a successor escrow agent, which will be a bank or trust company having offices in New York and assets in excess of $2 billion, will be appointed jointly by Buyer and Sellers’ Representative.  Buyer and Sellers’ Representative shall notify the Escrow Agent by written instrument executed by Buyer and Sellers’ Representative and delivered to the Escrow Agent and to such successor escrow agent of the appointment of such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent will become effective and such successor escrow agent, without any further act, deed or conveyance, will become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent.  The predecessor Escrow Agent will be discharged from its obligations under this Escrow Agreement but will not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.  The predecessor Escrow Agent will transmit all records pertaining to the Escrow Fund held by it and will pay all of the Escrow Fund held by it to the successor Escrow Agent.  If no successor escrow agent will have been appointed within 60 days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility will thereafter be to hold the Escrow Fund until the earlier of (i) its receipt of designation of a successor escrow agent or a joint written instruction by Buyer and Sellers’ Representative regarding the disposition of the Escrow Fund, (ii) its receipt of a final non-appealable order of a court of competent jurisdiction, (iii) its application to a court of competent jurisdiction for the appointment of a successor Escrow Agent, or (iv) the termination of this Escrow Agreement in accordance with its terms.

9.             General Amendment and Waiver.  This Escrow Agreement may not be amended, nor may any provision of this Escrow Agreement or any default, misrepresentation, or breach of warranty or agreement under this Escrow Agreement be waived, except in a writing executed by all parties to this Escrow Agreement.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Escrow Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any persons having any interest in this Escrow Agreement will be deemed effective to modify or amend any part of this Escrow Agreement or any rights or obligations of any person under or by reason of this Escrow Agreement.  The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative.

(a)           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Escrow Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) the next business day if sent by a nationally recognized overnight courier service, (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to Buyer and Sellers’ Representative will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer:

Curative Health Services, Inc.
150 Motor Parkway
Hauppauge, New York 11788
Phone:  (631) 232-7016
Fax:  (631) 233-8107
Attention:  Nancy Lanis, General Counsel

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
Phone:  (612) 340-2600
Fax:  (612) 340-2868
Attention:  Timothy S. Hearn, Esq.

If to Sellers or Sellers’ Representative:

Christopher J. York
726 North Brookstone Road
Grayslake, IL 60030
Phone:  (847) 223-4154
Fax:  (847) 223-0399

With a copy to:

Bryan Cave LLP
211 N. Broadway

Suite 3600
St. Louis, MO 63102
Fax:  (314) 259-2020
Attention:  Mark H. Goran, Esq.

If to Escrow Agent:

The Bank of New York
101 Barclay Street, Floor 8W
New York, NY  10286
Attn:  Insurance Trust and escrow Unit
Fax:  (212) 815-5877

(b)           Assignment.  Neither this Escrow Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party to this Escrow Agreement without the prior written consent of the other parties to this Escrow Agreement.  This Escrow Agreement and all of the provisions of this Escrow Agreement will be binding upon and inure to the benefit of the parties to this Escrow Agreement and their respective successors and permitted assigns.

(c)           No Third Party Beneficiaries.  Nothing expressed or referred to in this Escrow Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Escrow Agreement.

(d)           Severability.  Whenever possible, each provision of this Escrow Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Escrow Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

(e)           Complete Agreement.  This Escrow Agreement and the Stock Purchase Agreement contain the complete agreement between the parties with respect to the subject matter and supersede any prior understandings, agreements or representations by or between the parties, written or oral.  Escrow Agent shall not be subject to any agreement to which it is not a party, even though reference thereto may be made herein.

(f)            Signatures; Counterparts.  This Escrow Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

(g)           GOVERNING LAW.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF NEW YORK WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS ESCROW AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS ESCROW AGREEMENT.

(h)           WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS ESCROW AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS ESCROW AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS ESCROW AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(i).

(i)            Construction.  The Buyer and Sellers’ Representative and their respective counsel have participated jointly in the negotiation and drafting of this Escrow Agreement.  In addition, each of the Buyer and Sellers’ Representative acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Escrow Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Escrow Agreement will be construed as if drafted jointly by the Buyer and Sellers’ Representative and no presumption or burden of proof will arise favoring or disfavoring Buyer and Sellers’ Representative, by virtue of the authorship of any of the provisions of this Escrow Agreement.  The parties intend that each representation, warranty and agreement contained in this Escrow Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  Any reference to any law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The headings preceding the text of articles and sections included in this Escrow Agreement are for convenience only and are not deemed part of this Escrow Agreement or given effect in interpreting this Escrow Agreement.  References to sections or articles are to the sections or articles contained in, referred to or attached to this Escrow Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Escrow Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

(j)            Time of Essence.  With regard to all dates and time periods set forth or referred to in this Escrow Agreement, time is of the essence.

IN WITNESS WHEREOF, Buyer, Sellers’ Representative and the Escrow Agent execute this Escrow Agreement as of the date first above written.

CURATIVE HEALTH SERVICES, INC.

By:	/s/ Thomas W. Axmacher
Name:
Title:

SELLER’S REPRESENTATIVE CHRISTOPHER J. YORK

By:	/s/ Christopher J. York
Name:
Title:

THE BANK OF NEW YORK

By:	/s/ Authorized Signatory
Name:
Title: